Exhibit 99.1

GlobalSCAPE, Inc. Announces Quarterly Cash Dividend of $0.015 Per Share of Common Stock for Second Quarter 2018

Dividend payable in June 2018

SAN ANTONIO – May 25, 2018 – GlobalSCAPE, Inc. (NYSE American: GSB), a worldwide leader in the secure movement and integration of data, announced today that its Board of Directors has declared a quarterly cash dividend of $0.015 per share of common stock.

The dividend is payable on June 22, 2018, to shareholders of record at the close of business at 5:00 p.m. Eastern Time on June 8, 2018.

 “The declaration of this cash dividend demonstrates the confidence of the Board of Directors in our capital position, our strategy and our continued ability to generate strong cash flow for our shareholders,” said Matt Goulet, GlobalSCAPE President and CEO. “Today’s announcement further underscores our ongoing commitment to delivering shareholder value while continuing to invest in the company’s future growth.”

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About GlobalSCAPE
GlobalSCAPE, Inc. (NYSE MKT: GSB) is a pioneer in securing and automating the movement and integration of data seamlessly in, around and outside your business, between applications, people and places, in and out of the cloud.  GlobalSCAPE provides cloud services that automate your work, secure your data and integrate your applications – while giving visibility to those who need it. GlobalSCAPE makes business flow brilliantly.  For more information, visit http://www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “expect,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2016 fiscal year, filed with the SEC on March 27, 2017; the discovery of additional information relevant to the internal investigation; the conclusions of the Company’s Audit Committee (and the timing of the conclusions) concerning matters relating to the internal investigation; the timing of the review by, and the conclusions of, GlobalSCAPE’s independent registered public accounting firm regarding the internal investigation and GlobalSCAPE’s financial statements; the possibility that additional errors may be identified; the risk that the completion and filing of the Company’s reports to be filed with the SEC will take longer than expected; pending litigation and the possibility of further legal proceedings adverse to GlobalSCAPE resulting from the restatement or related matters; and the costs associated with the restatement.

GlobalSCAPE Press Contact
 Samantha Harris
SHIFT Communications
Phone: 512-792-2550
 Email: Globalscape@shiftcomm.com

GlobalSCAPE Investor Relations Contact
 Matt Glover or Najim Mostamand, CFA
Liolios Group, Inc.
Phone Number: 210-801-8489
 Email: IR@globalscape.com